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                                                                    Exhibit 3.24

                          EAGLE-PICHER MINERALS, INC.

                           ACTION OF SOLE SHAREHOLDER


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     Eagle-Picher Industries, Inc., being the sole shareholder of Eagle-Picher
Minerals, Inc., a Nevada corporation (the "Corporation"), hereby consents to the adoption of the following resolution:

     RESOLVED, that the By-laws of the Corporation be, and they hereby are, amended as follows:

                                  ARTICLE III

                                   DIRECTORS

     Section 1. The number of directors which shall constitute the whole board shall be determined from time to time by the stockholders of the Corporation, but shall be no less than three (3), except that if all outstanding shares of all classes of capital stock of the Corporation are held of record by less than three (3) persons, the number of directors may be less than three (3) but not less than the number of stockholders of record. The directors shall be elected at the annual meeting of the stockholders, and except as provided in Section 2 of this article, each director elected shall hold office, until his successor is elected and qualified. Directors need not be stockholders.

     IN WITNESS WHEREOF, Eagle-Picher Industries, Inc., by its duly authorized officer, has signed this Action of Sole Shareholder effective the 16th day of November, 2001.


                                   EAGLE-PICHER INDUSTRIES, INC.


                                   /s/ David G. Krall
                                   ------------------------------------
                                   David G. Krall
                                   Senior Vice President, General Counsel
                                    and Secretary